EXHIBIT 5.1

Our ref

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Direct tel

+852 2971 3046

Email

richard.spooner@maples.com

China Natural Resources, Inc.

Room 2205, 22/F, West Tower, Shun Tak Centre

168-200 Connaught Road Central

Sheung Wan, Hong Kong

19 September 2019

Dear Sirs

China Natural Resources, Inc.

We have acted as counsel as to British Virgin Islands law to China Natural Resources, Inc., a company limited by shares incorporated with limited liability in the British Virgin Islands (the "Company"), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Company's registration statement on Form F-3 dated 19 September 2019 (the "Registration Statement") relating to securities to be issued and sold by the Company from time to time.  Such securities include:-

(a)

common shares of the Company of no par value (the "Common Shares");

(b)

preferred shares of the Company of no par value (the "Preferred Shares");

(c)

debt securities, including senior debt securities, senior subordinated debt securities and subordinated debt securities of the Company (collectively the "Debt Securities"), each series of Debt Securities to be issued under an indenture to be entered into by the Company and the trustee for such Debt Securities (the "Indenture");

(d)

warrants to purchase Common Shares, Preferred Shares or Debt Securities (or any combination thereof) in the Company (the "Warrants"), each series of Warrants to be issued under a warrant agreement to be entered into between the Company and the warrant agent for such Warrants (each a "Warrant Agreement" and together the "Warrant Agreements");

(The Common Shares, the Preferred Shares, the Debt Securities and the Warrants are referred to as the "Securities"); and

(e)

units each consisting of any combination of the Securities (the "Units"), each series of Units may be issued under unit agreements to be entered into between the Company and a unit agent for such Units (the "Unit Agreements").

Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1

The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 17 September 2019, including the Company's Certificate of Incorporation and its Memorandum and Articles of Association (the "Memorandum and Articles").

1.2

The records of proceedings available from a search of the electronic records maintained on the Judicial Enforcement Management System from 1 January 2000 and available for inspection on 17 September 2019 at the British Virgin Islands High Court Registry (the "High Court Registry").

1.3

The written resolutions of the board of directors of the Company dated 19 September 2019 (the "Resolutions").

1.4

A Certificate of Incumbency dated 9 September 2019, issued by AMS TRUSTEES LIMITED, the Company's registered agent, (a copy of which is attached as Annexure A) (the "Registered Agent's Certificate").

1.5

A certificate from a director of the Company (a copy of which is attached as Annexure B) (the "Director's Certificate").

1.6

A certificate of good standing with respect to the Company issued by the Registrar of Corporate Affairs dated 16 September 2019 (the "Certificate of Good Standing").

1.7

The Registration Statement.

2

Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter.  These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter.  In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Registered Agent's Certificate, the Director's Certificate and the Certificate of Good Standing.  We have also relied upon the following assumptions, which we have not independently verified:

2.1

The Debt Securities and the Indenture, the Warrants and the Warrant Agreements, the Units and the Unit Agreements have been, or will be, authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws.

2.2

The Debt Securities and the Indenture, the Warrants and the Warrant Agreements, the Units and the Unit Agreements are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws.

2.3

The choice of the laws of the State of New York as the governing law of the Debt Securities and the Indenture, the Warrants and the Warrant Agreements, the Units and the Unit Agreements has, or will have, been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the British Virgin Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the British Virgin Islands).

2.4

Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.5

All signatures, initials and seals are genuine.

2.6

The Company will receive money or money's worth in consideration for the issue of the Common Shares and the Preferred Shares, and none of the Common Shares or the Preferred Shares will be issued for less than their par value.

2.7

There will be sufficient Common Shares and Preferred Shares authorised for issue under the Memorandum and Articles to enable the Company to issue the Securities.

2.8

That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.9

The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the British Virgin Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Debt Securities and the Indenture, the Warrants and the Warrant Agreements, the Units and the Unit Agreements.

2.10

The Debt Securities, the Warrants and the Units will respectively be issued and authenticated as required in accordance with the provisions of a duly authorised, executed and delivered Indenture, Warrant Agreement and Unit Agreement.

2.11

The Debt Securities and the Indenture, the Warrants and the Warrant Agreements, the Units and the Unit Agreements will be, or have been, duly executed and delivered by an authorised person of the parties thereto.

2.12

There is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from issuing the Common Shares or the Preferred Shares or entering into and performing its obligations under a duly authorised, executed and delivered Debt Security, Indenture, Warrant, Warrant Agreement or Unit Agreement.

2.13

No monies paid to or for the account of the Company in respect of the Common Shares or Preferred Shares, or under the Debt Securities, Warrants or Units, represent or will represent proceeds of criminal conduct (as defined in the Proceeds of Criminal Conduct Act, 1997).

2.14

There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below.  Specifically, we have made no independent investigation of the laws of the State of New York.

2.15

The issue of (i) the Common Shares, (ii) the Preferred Shares, (iii) the Debt Securities under the Indenture, (iv) the Warrants under the Warrant Agreements and (v) the Units under the Unit Agreements will be of commercial benefit to the Company.

2.16

No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Common Shares, the Preferred Shares, the Debt Securities, the Warrants or the Units.

2.17

There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

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Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1

The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (as amended) (the "Act"), is in good standing at the Registry of Corporate Affairs, is validly existing under the laws of the British Virgin Islands.

3.2

With respect to the Common Shares, when (i) the board of directors of the Company (the "Board") has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Common Shares has been recorded in the Company's register of members (shareholders) (the "Register of Members"); and (iii) the subscription price of such Common Shares has been fully paid in cash or other consideration approved by the Board, the Common Shares will be duly authorised, validly issued, fully paid and non-assessable.

3.3

With respect to the Preferred Shares, when (i) the Board has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Preferred Shares has been recorded in the Register of Members; and (iii) the subscription price of such Preferred Shares has been fully paid in cash or other consideration approved by the Board, the Preferred Shares will be duly authorised, validly issued, fully paid and non-assessable.

3.4

With respect to each issue of Debt Securities, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Debt Securities and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) an Indenture relating to the Debt Securities shall have been authorised and validly executed and delivered by the Company and the trustee thereunder; and (iii) when such Debt Securities issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Indenture relating to such issue of Debt Securities and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Debt Securities issued pursuant to the Indenture will have been duly executed, issued and delivered, and will constitute the legal, valid and binding obligations of the Company.

3.5

With respect to each issue of Warrants, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Warrants and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Warrant Agreement relating to the Warrants shall have been duly authorised and validly executed and delivered by the Company and the warrant agent thereunder; and (iii) the certificates representing the Warrants have been duly executed, countersigned, registered and delivered in accordance with the Warrant Agreement relating to the Warrants and the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided therein, the Warrants will have been duly executed, issued and delivered, and will constitute the legal, valid and binding obligations of the Company.

3.6

With respect to each issue of Units, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Units and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Unit Agreement relating to the Units shall have been duly authorised and validly executed and delivered by the Company and the financial institution designated as unit agent thereunder; and (iii) the certificates representing the Units have been duly executed, countersigned, registered and delivered in accordance with the Unit Agreement relating to the Units and the applicable definitive purchase, underwriting or similar agreement approved by the Company's Board upon payment of the consideration therefor provided therein, the Units will have been duly executed, issued and delivered, and will constitute the legal, valid and binding obligations of the Company.

4

Qualifications

The opinions expressed above are subject to the following qualifications:

4.1

To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2

The obligations assumed by the Company will not necessarily be enforceable in all circumstances in accordance with their terms.  In particular:

(a)

enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)

enforcement may be limited by general principles of equity.  For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)

some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)

where obligations are to be performed in a jurisdiction outside the British Virgin Islands, they may not be enforceable in the British Virgin Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)

the courts of the British Virgin Islands have jurisdiction to give judgment in the currency of the relevant obligation;

(f)

arrangements that constitute penalties will not be enforceable;

(g)

enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)

an agreement made by a person in the course of carrying on unauthorised financial services business is unenforceable against the other party under section 50F of the Financial Services Commission Act, 2001;

(i)

provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(j)

the courts of the British Virgin Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Documents in matters where they determine that such proceedings may be tried in a more appropriate forum;

(k)

we reserve our opinion as to the enforceability of the relevant provisions of a Transaction Document to the extent that it purports to grant exclusive jurisdiction as there may be circumstances in which the courts of the British Virgin Islands would accept jurisdiction notwithstanding such provisions; and

(l)

a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Transaction Documents whereby the Company covenants to restrict the exercise of powers specifically given to it under the Act including, without limitation, the power to increase its maximum number of shares, amend its memorandum and articles of association or present a petition to a British Virgin Islands court for an order to wind up the Company.

4.3

Preferred creditors under British Virgin Islands law will rank ahead of unsecured creditors of the Company.  Furthermore, all costs, charges and expenses properly incurred in the winding up of a company, including the remuneration of the liquidators, are payable out of the assets of the company in priority to all other unsecured claims.

4.4

Under section 42 of the Act, the entry of the name of a person in the register of members of a company as a holder of a share in a company is prima facie evidence that legal title in the share vests in that person.  A third party interest in the shares in question would not appear.  An entry in the register of members may yield to a court order for rectification (for example, in the event of inaccuracy or omission).

4.5

The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands and/or restrictive measures adopted by the European Union Council for Common Foreign and Security Policy extended to the British Virgin Islands by the Order of Her Majesty in Council.

4.6

We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-British Virgin Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Indenture, the Debt Securities, the Warrant Agreements, the Warrants, the Unit Agreements or the Units.

4.7

We have not reviewed the final form of any of the Indenture, the Debt Securities to be issued thereunder, the Warrant Agreements or the Warrants to be issued thereunder, or the Unit Agreements or the Units to be issued thereunder, and our opinions are qualified accordingly.

4.8

We reserve our opinion as to the extent to which the courts of the British Virgin Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Indenture, the Debt Securities, the Warrant Agreements, the Warrants, the Unit Agreements or the Units and enforce the remainder or the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.9

In this opinion the phrase "non-assessable" means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

4.10

We express no view as to the commercial terms of the Indenture, the Debt Securities, the Warrant Agreements, the Warrants, the Unit Agreements or the Units or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters.  We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Indenture, the Debt Securities, the Warrant Agreements, the Warrants, the Unit Agreements or the Units and express no opinion or observation upon the terms of any such document.

This opinion letter may be relied upon by US counsel to the Company for the purposes solely of any legal opinion that they may be required to give with respect to the Registration Statement.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Annexure A

Registered Agent's Certificate

AMS FINANCIAL GROUP

CERTIFICATE OF INCUMBENCY

We, **AMS TRUSTEES LIMITED** of Sea Meadow House, Blackburne Highway, (P.O. Box 116), Road Town, Tortola, British Virgin Islands, being the duly appointed Registered Agent of **CHINA NATURAL RESOURCES, INC.** (the "**Company**"), an International Business Company incorporated in and existing under the laws of the Territory of the British Virgin Islands (the "**BVI**") on the **14th day of December, 1993** was automatically re-registered under the BVI Business Companies Act, 2004 on the 1st day of January, 2007, with registration number **102930** and authorised to issue a maximum of 210,000,000 shares of no par value, hereby confirm that:

1 the Registered Office of the Company is situated at Sea Meadow House, Blackburne Highway, (P.O. Box 116), Road Town, Tortola, British Virgin Islands (the "**Registered Office**");

2 the Company is in good standing in the BVI;

3 as far as can be determined from the documents retained at the Registered Office, there are no articles of dissolution, commencing the voluntary winding-up of the Company nor have any been filed with the Registrar of Corporate Affairs (the "**Registrar**");

4 as far as can be determined from the documents retained at the Registered Office, there are no legal, arbitration or other administrative proceedings which have been threatened or commenced against the Company;

5 as far as can be determined from the documents retained at the Registered Office, the Company's directors are:

Name	**HKID No.**	**Appointed**
Lam Kwan Sing	D677363(0)	09-Dec-2004
Ng Kin Sing	E747293(9)	09-Dec-2004
Yip Wing Hang	G202758(4)	26-Jun-2006
Tam Cheuk Ho	E723820(0)	02-Apr-2015
Wong Wah On Edward	D255989(8)	02-Apr-2015
Yue Ming Wai Bonaventure	D557612(2)	15-Aug-2016

6 as far as can be determined from the documents retained at the Registered Office, the shareholders of the captioned Company as of 4th September, 2019 is attached;

7 as far as can be determined from the documents retained at the Registered Office of the Company, there are currently no Charges registered on file in accordance with Section 70A(2) of the International Business Companies Act (Cap.291) nor with Sections 162 and 163 of The BVI Business Companies Act, 2004 (the "**Act**");

AMS Trustees Limited BVI BUSINESS COMPANY

www.amsfinancial.com

CERTIFICATE OF INCUMBENCY

8 as far as can be determined from the documents retained at the Registered Office, the Company is not prevented, by prevailing regulations in the BVI, from opening, or operating, a bank account overseas.

Dated this 9th day of September, 2019

For and on behalf of
AMS TRUSTEES LIMITED
Registered Agent
Authorised Signatory

For and on behalf of
AMS TRUSTEES LIMITED
Registered Agent
Authorised Signatory

AMS Trustees Limited BVI BUSINESS COMPANY

www.amsfinancial.com

Annexure B

Director's Certificate

Date: 19th September 2019

To:

Maples and Calder (Hong Kong) LLP

53rd Floor, The Center

99 Queen's Road Central

Hong Kong

And to:

Steven I. Weinberger, Esq.

Steven I. Weinberger, P.A.

1200 N. Federal Highway, Suite 200

Boca Raton, FL 33432

China Natural Resources, Inc. (the "Company")

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion in relation to certain aspects of British Virgin Islands law (the "Opinion").  Unless otherwise defined herein, capitalised terms used in this certificate have the meaning given to them in the Opinion.  I hereby certify that:

1

The Memorandum and Articles of Association of the Company registered on 16 January 2014 remain in full force and effect and are unamended.

2

The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3

The members of the Company (the "Members") have not restricted or limited the powers of the directors of the Company in any way.

4

The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands and on which the Registered Agent's Certificate were prepared are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Members and directors (or any committee thereof) (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings, or passed by written resolution or consent, as the case may be.

5

Prior to, at the time of, and immediately following the execution, issuance and delivery of the Indenture, the Debt Securities, the Warrant Agreements, the Warrants, the Unit Agreements and the Units, the Company was, or will be, able to pay its debts as they fell, or fall, due, and the transactions to which the documents relate will not cause the Company to become unable to pay its debts as they fall due. The Company has entered, or will enter, into such documents for proper value, not with an intention to defraud or wilfully defeat an obligation owed to any creditor and the transactions contemplated thereby do not and will not give any creditor an unfair preference.

6

Each Director considers the transactions contemplated by the Registration Statement, the issuance of the Securities, and the execution and delivery of the Indenture, Warrant Agreements and Unit Agreements, to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

7

To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction.  Nor have the Directors and/or Members taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company.  Nor has any receiver been appointed over any of the Company's property or assets.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion, unless I shall have previously notified you in writing personally to the contrary.

Signature:

/s/ Wong Wah On Edward

Name:

Wong Wah On Edward

Title:

Director

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